Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: James E. Skinner
Executive Vice President and
Chief Financial Officer
(214) 757-2954

Stacie Shirley
Vice President — Finance and
Treasurer
(214) 757-2967

NEIMAN MARCUS, INC. AMENDS SECURED CREDIT FACILITY

DALLAS, Texas, July 15, 2009 — Neiman Marcus, Inc. announces that it has entered into an amended and restated senior secured revolving credit agreement which has a tenure of 3.5 years and will expire January 15, 2013. The maximum committed borrowing capacity of the amended facility remains at $600 million. The facility also provides an uncommitted accordion feature that allows the Company to request the lenders to provide additional capacity in either the form of increased revolving commitments or incremental term loans, subject to a total maximum facility of $800 million.

“We are very pleased with the outcome of our process and the strong level of support we received from this leading group of bank institutions,” said Jim Skinner, Executive Vice President and Chief Financial Officer. “We believe our success in maintaining our facility size is evidence of the confidence that our banking group has in our company and our ability to effectively manage our business during this challenging economic period. This facility, combined with our current cash balance in excess of $250 million, provides us with ample liquidity to support the growth of our company.”

Banc of America Securities LLC, Wells Fargo Retail Finance, LLC, JP Morgan Securities LLC and Regions Business Capital Corporation are joint lead arrangers and joint bookrunning managers for the transaction. Other major lending institutions

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participated in the agreement including Goldman Sachs, Barclays, Credit Suisse, PNC and UBS.

The amendment revises and adds certain terms and covenants of the existing credit facility. While the borrowing capacity formula based on eligible collateral remains substantially the same, the new interest rates vary with usage and are LIBOR plus 4.25% through October 1, 2010 and in the range of LIBOR plus 4.0% - 4.50% thereafter. The credit facility is available for general corporate purposes and the issuance of letters of credit.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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